Form 10-K, Exhibit 13
period 1996-12-31
AMERICAN INCOME FUND I-A
filed 1997-03-31
CIK 868677

                            AMERICAN INCOME FUND I



                           AMERICAN INCOME FUND I-A,

                      a Massachusetts Limited Partnership



               Annual Report to the Partners, December 31, 1996

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership

                    INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                    Page
                                                                    ----
SELECTED FINANCIAL DATA                                                2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                  3-6


FINANCIAL STATEMENTS:

Report of Independent Auditors                                         7

Statement of Financial Position
at December 31, 1996 and 1995                                          8

Statement of Operations
for the years ended December 31, 1996, 1995 and 1994                   9

Statement of Changes in Partners' Capital
for the years ended December 31, 1996, 1995 and 1994                  10

Statement of Cash Flows
for the years ended December 31, 1996, 1995 and 1994                  11

Notes to the Financial Statements                                  12-18

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                               19

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                               20

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                      21

                            SELECTED FINANCIAL DATA


          The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

  For each of the five years in the period ended December 31, 1996:


       Summary of
       Operations                 1996         1995         1994          1993          1992
-----------------------------  -----------  -----------  -----------  -------------  -----------
Lease revenue                   $  585,768   $  813,318   $1,940,468   $ 2,515,703    $2,765,279
Net income (loss)               $  197,908   $  385,102   $  405,161   $(1,021,539)   $  304,783

Per Unit:
         Net income (loss)      $     0.66   $     1.28   $     1.34   $     (3.39)   $     1.01
         Cash distributions     $     1.38   $     2.25   $     3.00   $      3.00    $     3.00

    Financial Position
-----------------------------

Total assets                    $2,341,360   $2,583,424   $3,169,981   $ 4,675,380    $8,184,475
Total long-term
   obligations                  $   --       $    5,186   $  195,032   $ 1,185,453    $2,687,853
Partners' capital               $2,205,765   $2,422,201   $2,715,116   $ 3,213,978    $5,139,540

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Year ended December 31, 1996 compared to the year
         ended December 31, 1995 and the year ended December 31, 1995 compared to the year ended December 31, 1994

Overview
--------

    American Income Fund I-A, a Massachusetts Limited Partnership (the "Partnership") was organized in 1990 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. As a result of the Partnership's age and a declining equipment portfolio, the General Partner is evaluating a variety of transactions that will reduce the Partnership's prospective costs to operate as a publicly registered limited partnership and, therefore, enhance overall cash distributions to the limited partners. Such a transaction may involve the sale of the Partnership's remaining equipment or a transaction that would allow for the consolidation of the Partnership's expenses with other similarly-organized equipment leasing programs.


Results of Operations
---------------------

  For the year ended December 31, 1996, the Partnership recognized lease revenue of $585,768 compared to $813,318 and $1,940,468 for the years ended December 31, 1995 and 1994, respectively. Lease revenue in 1996 includes the receipt of $64,140 of lease termination rents received in connection with the sale of the Partnership's interest in two Boeing 727-Advanced aircraft in July 1996 (see below). The decrease in lease revenue between 1994 and 1996 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

  The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

  In 1996, the Partnership sold equipment having a net book value of $143,569 to existing lessees and third parties. These sales resulted in a net gain, for financial purposes, of $82,889 compared to a net gain in 1995 of $144,671 on equipment having a net book value of $169,894, and a net loss in 1994 of $36,392 on equipment having a net book value of $1,204,082. The equipment sales in 1996 included the sale of the Partnership's interest in two Boeing 727-Advanced jet aircraft with an original cost and net book value of $557,072 and $106,544, respectively, which the Partnership sold to the existing lessee in July 1996.
In connection with these sales, the Partnership realized sale proceeds of $148,460, which resulted in a net gain, for financial statement purposes, of $41,916. In addition, the Partnership received lease termination rents, discussed above, as this equipment was sold prior to the expiration of the related lease term.

  It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

  The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

  The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

  Depreciation and amortization expense was $329,827, $520,164 and $1,362,557 for the years ended December 31, 1996, 1995 and 1994, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

  Interest expense was $7,462 or less than 1% of lease revenue in 1995 and $61,401 or 3.2% of lease revenue during 1994. No interest expense was incurred in 1996. Management fees were approximately 5.2%, 4.2% and 3.6% of lease revenue during the years ended December 31, 1996, 1995 and 1994, respectively. Management fees during the year ended December 31, 1996 include $2,088 resulting from an underaccrual in 1995. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

  Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. The overall increase in operating expenses from 1994 to 1996 is due primarily to heavy maintenance and airframe overhaul costs incurred or accrued in connection with certain of the Partnership's interests in Boeing 727 aircraft. During the year ended December 31, 1996, the Partnership received $40,816 from the former lessee of these aircraft, representing a partial reimbursement of such costs.
In 1996, the Partnership entered into a new 36-month lease agreement with Sunworld International Airlines, Inc. to re-lease one of the aircraft at a base rent to the Partnership of $7,540 per month (see discussion below relating to the second aircraft). The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows
------------------------------------------------------------

  The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $484,140, $802,351 and $1,834,261 in 1996, 1995 and 1994, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also continue to decline as the Partnership experiences a higher frequency of remarketing events.

  Ultimately, the Partnership will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

  Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During the year ended December 31, 1996, the Partnership expended $127,020 to replace certain aircraft engines to facilitate the re-lease of an aircraft, in which it has an ownership interest, to Transmeridian Airlines (see below). There were no equipment acquisitions during the same periods in 1995 and 1994. During the year ended December 31, 1996, the Partnership realized $226,458 in equipment sale proceeds compared to $314,565 and $1,167,690 in 1995 and 1994, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

  On November 30, 1995, upon the expiration of its lease term, Northwest Airlines, Inc. returned a Boeing 727-251 Advanced aircraft (the "Aircraft") in which the Partnership has an 11.6% ownership interest. The Partnership's interest in the Aircraft had a cost and net book value of $1,207,637 and $264,187, respectively, at December 31, 1996. The Aircraft is currently undergoing heavy maintenance expected to cost the Partnership approximately $65,000, all of which was accrued or incurred during the year ended December 31, 1996. The Partnership had entered into a 28-month lease agreement with Transmeridian Airlines effective upon completion of the heavy maintenance. However, as a result of delays in completing the heavy maintenance, the Aircraft could not be delivered to the lessee on the stipulated date, resulting in the cancellation of the agreement. The General Partner is currently negotiating a new lease agreement for the Aircraft.

  The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. The Partnership's notes payable were fully amortized during the year ended December 31, 1996.

  Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1996, the Partnership declared total cash distributions of Distributable Cash from Operations and Distributable Cash From Sales and Refinancings of $414,344. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Limited Partners were allocated 95% of these distributions, or $393,627, and the General Partner was allocated 5%, or $20,717. The fourth quarter 1996 cash distribution was paid on January 13, 1997.

  Cash distributions paid to the Limited Partners consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio.

  The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of quarterly cash distributions will occur during the life of the Partnership.

                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------


To the Partners of American Income Fund I-A, a Massachusetts Limited Partnership:


    We have audited the accompanying statements of financial position of American Income Fund I-A, a Massachusetts Limited Partnership as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-A, a Massachusetts Limited Partnership at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                               ERNST & YOUNG LLP



Boston, Massachusetts
March 14, 1997

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership

                        STATEMENT OF FINANCIAL POSITION
                           December 31, 1996 and 1995



                                              1996          1995
                                          ------------  ------------

ASSETS
------

Cash and cash equivalents                  $1,721,388    $1,595,008
Rents receivable                               27,902        75,152
Accounts receivable - affiliate                61,144        35,962
Equipment at cost, net of accumulated
   depreciation of $3,836,846 and
   $4,245,887 at December 31, 1996
   and 1995, respectively                     530,926       877,302
                                           ----------    ----------

      Total assets                         $2,341,360    $2,583,424
                                           ==========    ==========


LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Notes payable                              $       --    $    5,186
Accrued interest                                   --           135
Accrued liabilities                            30,870        25,830
Accrued liabilities - affiliate                22,945         7,685
Deferred rental income                          6,445         9,384
Cash distributions payable to partners         75,335       113,003
                                           ----------    ----------
      Total liabilities                       135,595       161,223
                                           ----------    ----------
Partners' capital (deficit):
   General Partner                           (206,597)     (195,775)
   Limited Partnership Interests
   (286,274 Units; initial purchase         2,412,362     2,617,976
    price of $25 each)                     ----------    ----------
      Total partners' capital               2,205,765     2,422,201
                                           ----------    ----------
      Total liabilities and partners'
        capital                            $2,341,360    $2,583,424
                                           ==========    ==========

                The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership

                            STATEMENT OF OPERATIONS
              for the years ended December 31, 1996, 1995 and 1994


                                         1996        1995         1994
                                       ---------  ----------  ------------
Income:

   Lease revenue                        $585,768  $  813,318   $1,940,468

   Interest income                        80,345      83,850       36,894

   Gain (loss) on sale of equipment       82,889     144,671      (36,392)
                                        --------  ----------   ----------
       Total income                      749,002   1,041,839    1,940,970
                                        --------  ----------   ----------

Expenses:

   Depreciation and amortization         329,827     520,164    1,362,557

   Interest expense                           --       7,462       61,401

   Equipment management fees
       - affiliate                        30,670      33,736       69,641
   Operating expenses - affiliate        190,597      95,375       42,210
                                        --------  ----------   ----------
       Total expenses                    551,094     656,737    1,535,809
                                        --------  ----------   ----------

Net income                              $197,908  $  385,102   $  405,161
                                        ========  ==========   ==========

Net income
   per limited partnership unit         $   0.66  $     1.28   $     1.34
                                        ========  ==========   ==========
Cash distributions declared
   per limited partnership unit         $   1.38  $     2.25   $     3.00
                                        ========  ==========   ==========

                The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1996, 1995 and 1994



                                  General      Limited Partners
                                  Partner    ---------------------
                                  Amount      Units      Amount        Total
                                -----------  -------  ------------  ------------

Balance at December 31, 1993     $(156,186)  286,274   $3,370,164    $3,213,978

Net income - 1994                   20,258        --      384,903       405,161

Cash distributions declared        (45,201)       --     (858,822)     (904,023)
                                 ---------   -------   ----------    ----------

Balance at December 31, 1994      (181,129)  286,274    2,896,245     2,715,116

Net income - 1995                   19,255        --      365,847       385,102

Cash distributions declared        (33,901)       --     (644,116)     (678,017)
                                 ---------   -------   ----------    ----------

Balance at December 31, 1995      (195,775)  286,274    2,617,976     2,422,201

Net income - 1996                    9,895        --      188,013       197,908

Cash distributions declared        (20,717)       --     (393,627)     (414,344)
                                 ---------   -------   ----------    ----------

Balance at December 31, 1996     $(206,597)  286,274   $2,412,362    $2,205,765
                                 =========   =======   ==========    ==========

                The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership

                            STATEMENT OF CASH FLOWS
              for the years ended December 31, 1996, 1995 and 1994



                                      1996            1995            1994
                                 --------------  --------------  --------------
Cash flows from (used in)
 operating activities:

Net income                          $  197,908      $  385,102     $   405,161

Adjustments to reconcile net
 income
   to net cash from operating
   activities:
       Depreciation and                329,827         520,164       1,362,557
        amortization
       (Gain) loss on sale of          (82,889)       (144,671)         36,392
        equipment

Changes in assets and
 liabilities:
   Decrease (increase) in:
       Rents receivable                 47,250             332          (5,649)
       Accounts receivable -
        affiliate                      (25,182)         32,217          51,916
   Increase (decrease) in:
       Accrued interest                   (135)         (1,796)        (14,763)
       Accrued liabilities               5,040           5,560           4,560
       Accrued liabilities -
        affiliate                       15,260           7,685          (3,125)
       Deferred rental income           (2,939)         (2,242)         (2,788)
                                    ----------      ----------     -----------
       Net cash from operating
        activities                     484,140         802,351       1,834,261
                                    ----------      ----------     -----------
Cash flows from (used in)
 investing activities
   Purchase of equipment              (127,020)             --              --
   Proceeds from equipment
    sales                              226,458         314,565       1,167,690
       Net cash from investing      ----------      ----------     -----------
        activities                      99,438         314,565       1,167,690
                                    ----------      ----------     -----------
Cash flows used in financing
 activities:
   Principal payments - notes
    payable                             (5,186)       (189,846)       (990,421)
   Cash distributions paid            (452,012)       (791,020)       (904,023)
                                    ----------      ----------     -----------
       Net cash used in
        financing activities          (457,198)       (980,866)     (1,894,444)
                                    ----------      ----------     -----------
Net increase in cash and cash
 equivalents                           126,380         136,050       1,107,507

Cash and cash equivalents at
 beginning of year                   1,595,008       1,458,958         351,451
                                    ----------      ----------     -----------
Cash and cash equivalents at
 end of year                        $1,721,388      $1,595,008     $ 1,458,958
                                    ==========      ==========     ===========
Supplemental disclosure of
 cash flow information:
   Cash paid during year for
    interest                        $      135      $    9,258     $    76,164
                                    ==========      ==========     ===========

                 The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                               December 31, 1996



NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
---------------------------------------------

          The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on March 6, 1990, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On December 31, 1990, the Partnership issued 286,274 units of limited partnership interest (the "Units") to 359 investors. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership ("Restated Agreement, as amended").


          Significant operations commenced December 31, 1990 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Limited Partners and 5% to the General Partner.

          Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services. (Also see
Note 4.)

          EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Equipment Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

          The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

          In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party (the "Buyer"). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG agreed not to compete with the Buyer's lease origination business for a period of five years; however, EFG is permitted to originate certain equipment leases, principally those involving non-investment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to EFG the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Statement of Cash Flows
-----------------------

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1996, the Partnership had $1,620,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition
-------------------

    Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $228,981 are due as follows:


    For the year ending December 31, 1997       $  128,906
                                     1998          100,075
                                                ----------

                                    Total       $  228,981
                                                ==========

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1996, 1995 and 1994 is as follows:


                                           1996       1995       1994
                                         ---------  ---------  ---------

American National Can Company            $ 134,169  $ 172,558  $ 242,648
Northwest Airlines, Inc.                 $ 116,306  $ 248,359  $ 436,678
Sunworld International Airlines, Inc.    $  85,805         --         --
Durr Medical                             $  75,742         --         --
Ford Motor Company                              --  $  93,458         --
Roses Stores, Inc.                              --         --  $ 222,031

Use of Estimates
----------------

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
------------------

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was EFG or an Affiliate, asset base price was the lower of (i) the actual price paid for the equipment by EFG or the Affiliate plus all actual costs

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

accrued by EFG or the Affiliate while carrying the equipment less the amount of all rents earned by EFG or the Affiliate prior to selling the equipment or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation and Amortization
-----------------------------

    The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

    Organization costs were amortized using the straight-line method over a period of five years.

Accrued Liabilities - Affiliate
-------------------------------

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges are reported as Accrued Liabilities - Affiliate. (See Note 4.)

Allocation of Profits and Losses
--------------------------------

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 5 for allocation of income or loss for income tax purposes.


Net Income and Cash Distributions Per Unit
------------------------------------------

    Net income and cash distributions per Unit are based on 286,274 Units outstanding during each of the three years in the period ended December 31, 1996 and computed after allocation of the General Partner's 5% share of net income and cash distributions.

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

Provision for Income Taxes
--------------------------

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
----------------------------------------------

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 did not have a material effect on the financial statements of the Partnership.


NOTE 3 - EQUIPMENT
------------------

    The following is a summary of equipment owned by the Partnership at December 31, 1996. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.


                                        Lease Term    Equipment
            Equipment Type               (Months)      at Cost                Location
--------------------------------------  -----------  ------------  -------------------------------

Aircraft                                     10-36   $ 2,288,254   KY/MN
Materials handling                            2-60     1,331,734   CA/DE/IL/IN/KY/MI/MN NC/NJ/NV
                                                                   OH/WI/Foreign
Communications                               23-60       383,676   AL
Computers and peripherals                     1-51       239,322   AL/CT/GA/KY/MS/NC/SC/TN/TX/VAWI
Retail store fixtures                        12-47        63,750   GA/NC/SC/VA
Tractors/heavy duty trucks                      78        61,036   CA
                                                     -----------

Total equipment cost                                   4,367,772

Accumulated depreciation                              (3,836,846)
                                                     -----------

Equipment, net of accumulated depreciation           $   530,926
                                                     ===========

    In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1996, the Partnership's equipment portfolio included equipment having a proportionate original cost of $2,478,971, representing approximately 57% of total equipment cost.

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

    Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

    As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1996, the cost and net book value of equipment held for sale or re-lease was approximately $1,311,000 and $264,000, respectively. This equipment includes the Partnership's proportionate interest in a Boeing 727 Advanced aircraft, formerly leased to Northwest Airlines, Inc. ("Northwest"), having a cost and net book value of $1,207,637 and $264,187, respectively. This aircraft was returned upon expiration of its lease term on November 30, 1995 and is currently undergoing heavy maintenance expected to cost the Partnership approximately $65,000, all of which was accrued or incurred during the year ended December 31, 1996. The Partnership had entered into a 28-month lease agreement with Transmeridian Airlines effective upon completion of the heavy maintenance. However, as a result of delays in completing the heavy maintenance, the Aircraft could not be delivered to the lessee on the stipulated date, resulting in the cancellation of the agreement. The General Partner is currently negotiating a new lease agreement for the Aircraft.


NOTE 4 - RELATED PARTY TRANSACTIONS
-----------------------------------

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1996, 1995 and 1994, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:


                                      1996       1995       1994
                                    ---------  ---------  ---------

Equipment management fees            $ 30,670   $ 33,736   $ 69,641
Administrative charges                 32,428     12,552     12,000
Reimbursable operating
   expenses due to third parties      158,169     82,823     30,210
                                     --------   --------   --------
                           Total     $221,267   $129,111   $111,851
                                     ========   ========   ========

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Partnership or (ii) fees which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to EFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

    Administrative charges represent amounts owed to EFG, pursuant to Section 9.4(c) of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG.

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2.

    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1996, the Partnership was owed $61,144 by EFG for such funds and the interest thereon. These funds were paid to the Partnership in January 1997.


NOTE 5 - INCOME TAXES
---------------------

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1996, the General Partner had a positive tax capital account balance.

    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:



                                          1996        1995         1994
                                       ----------  ----------  ------------

Net income                              $197,908    $385,102    $  405,161
   Financial statement depreciation
       in excess of (less than) tax       85,805     (29,715)      523,537
       depreciation
   Prepaid rental income                  (2,939)     (2,242)       (2,788)
   Other                                 (38,306)    117,824       286,304
                                        --------    --------    ----------

Net income for federal income tax
   reporting purposes                   $242,468    $470,969    $1,212,214
                                        ========    ========    ==========

    The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.

                           AMERICAN INCOME FUND I-A
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 and 1995:



                                             1996         1995
                                          -----------  -----------

Partners' capital                          $2,205,765   $2,422,201
   Add back selling commissions and
   organization and offering costs           800,146      800,146

   Financial statement distributions in
   excess of tax distributions                 3,767        5,651

   Cumulative difference between
   federal income tax and financial
   statement income (loss)                   337,685      293,125
                                           ----------   ----------
Partners' capital for federal income
 tax reporting purposes                    $3,347,363   $3,521,123
                                           ==========   ==========

NOTE 6 - LEGAL PROCEEDINGS
--------------------------

    On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and various other affiliated investment programs, filed an action in the United States District Court for the District of Massachusetts against Northwest, a lessee of the Partnership. The trustees are seeking damages from Northwest and a declaratory judgment concerning Northwest's maintenance and return obligations for certain aircraft interests owned by the Partnership. In addition to filing its Answer to the Plaintiffs' Complaint, Northwest also filed a motion to transfer venue of this proceeding to Minnesota. The Court denied such motion. The parties have completed the initial phase of discovery, and motions for partial summary judgment are due on March 28, 1997. At present, it is not possible to determine the ultimate outcome of this matter.

                       ADDITIONAL FINANCIAL INFORMATION

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

              for the years ended December 31, 1996, 1995 and 1994


   The Partnership classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenue, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

   The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1996, 1995 and 1994.


                                             1996        1995        1994
                                          ----------  ----------  -----------

Rents earned prior to disposal of         $  836,280  $  819,974   $3,159,449
   equipment, net of interest charges

Sale proceeds realized upon disposition
   of equipment                              226,458     314,565    1,167,690
                                          ----------  ----------   ----------

Total cash generated from rents
   and equipment sale proceeds             1,062,738   1,134,539    4,327,139

Original acquisition cost of equipment
   disposed                                  882,437     896,799    3,933,822
                                          ----------  ----------   ----------

Excess of total cash generated to cost
   of equipment disposed                  $  180,301  $  237,740   $  393,317
                                          ==========  ==========   ==========


                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1996


                                                    Sales and
                                    Operations    Refinancings       Total
                                  --------------  -------------  --------------

Net income                           $  115,019      $  82,889      $  197,908

Add:
   Depreciation                         329,827             --         329,827
   Management fees                       30,670             --          30,670
   Book value of disposed equipment          --        143,569         143,569

Less:
   Principal reduction of notes
   payable                               (5,186)            --          (5,186)
                                     ----------   ------------      ----------

   Cash from operations, sales
   and refinancings                     470,330        226,458         696,788

Less:
   Management fees                      (30,670)            --         (30,670)
                                     ----------   ------------      ----------
   Distributable cash from
   operations, sales and
   refinancings                         439,660        226,458         666,118

Other sources and uses of cash:
   Cash at beginning of year          1,595,008             --       1,595,008
   Purchase of equipment               (127,020)            --        (127,020)
   Net change in receivables and
       accruals                          39,294             --          39,294

Less:
   Cash distributions paid             (225,554)      (226,458)       (452,012)
                                     ----------   ------------      ----------

Cash at end of year                  $1,721,388             --      $1,721,388
                                     ==========   ============      ==========

                           AMERICAN INCOME FUND I-A,
                      a Massachusetts Limited Partnership

                      SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                               December 31, 1996



    For the year ended December 31, 1996, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



    Operating expenses                      $173,837