Form 10-K, Exhibit 13
period 1997-12-31
AMERICAN INCOME FUND I-A
filed 1998-03-31
CIK 868677

                             AMERICAN INCOME FUND I

                            AMERICAN INCOME FUND I-A,

                       a Massachusetts Limited Partnership

                  Annual Report to the Partners, December 31, 1997

                            AMERICAN INCOME FUND I-A,

                       a Massachusetts Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                         Page
                                                                         ----
SELECTED FINANCIAL DATA                                                    2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                      3-6

FINANCIAL STATEMENTS:

Report of Independent Auditors                                             7

Statement of Financial Position
at December 31, 1997 and 1996                                              8

Statement of Operations
for the years ended December 31, 1997, 1996 and 1995                       9

Statement of Changes in Partners' Capital
for the years ended December 31, 1997, 1996 and 1995                       10

Statement of Cash Flows
for the years ended December 31, 1997, 1996 and 1995                      11

Notes to the Financial Statements                                      12-18

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                   19

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                   20

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                          21


                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 1997:

    Summary of
    Operations              1997        1996         1995         1994        1993
------------------     -----------  -----------  -----------  -----------  -----------
Lease revenue          $   515,362  $   585,768  $   813,318  $ 1,940,468  $ 2,515,703

Net income (loss)      $   136,727  $   197,908  $   385,102  $   405,161  $(1,021,539)

Per Unit:

   Net income (loss)   $      0.45  $      0.66  $      1.28  $      1.34  $     (3.39)

   Cash distributions  $      0.94  $      1.38  $      2.25  $      3.00  $      3.00


Financial Position
--------------------


Total assets           $ 2,144,122  $ 2,341,360  $ 2,583,424  $ 3,169,981  $ 4,675,380

Total long-term
   obligations         $        --  $        --  $     5,186  $   195,032  $ 1,185,453

Partners' capital      $ 2,059,985  $ 2,205,765  $ 2,422,201  $ 2,715,116  $ 3,213,978

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 Year ended December 31, 1997 compared to the year ended
            December 31, 1996 and the year ended December 31, 1996
                    compared to the year ended December 31, 1995

     Certain statements in this annual report of American Income Fund I-A Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 6 to the accompanying financial statements and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and successfully remarket the Partnership's equipment upon the expiration of such leases.

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. EFG's computer programs were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Partnership.

Overview

     The Partnership was organized in 1990 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the nature of the Partnership's organization and its future business operations. See Note 6 to the accompanying financial statements.

Results of Operations

     For the year ended December 31, 1997, the Partnership recognized lease revenue of $515,362 compared to $585,768 and $813,318 for the years ended December 31, 1996 and 1995, respectively. Lease revenue in 1996 included the receipt of $64,140 of lease termination rents received in connection with the sale of the Partnership's interest in two Boeing 727-Advanced aircraft in July 1996 (see below). The decrease in lease revenue between 1995 and 1997 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

     The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     In 1997, the Partnership sold equipment having a net book value of $14,538 to existing lessees and third parties. These sales resulted in a net gain, for financial purposes, of $37,438 compared to a net gain in 1996 of $82,889 on equipment having a net book value of $143,569, and a net gain in 1995 of $144,671 on equipment having a net book value of $169,894. The equipment sales in 1996 included the sale of the Partnership's interest in two Boeing 727-Advanced jet aircraft with an original cost and net book value of $557,072 and $106,544, respectively, which the Partnership sold to the existing lessee in July 1996. In connection with these sales, the Partnership realized sale proceeds of $148,460, which resulted in a net gain, for financial statement purposes, of $41,916. In addition, the Partnership received lease termination rents, discussed above, as this equipment was sold prior to the expiration of the related lease term.

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

     Depreciation and amortization expense was $265,532, $329,827 and $520,164 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Interest expense was $7,462 or less than 1% of lease revenue in 1995. No interest expense was incurred in 1997 and 1996. Management fees were approximately 4.9%, 5.2% and 4.2% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. Management fees during the year ended December 31, 1996 included $2,088 resulting from an underaccrual in 1995. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

     Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. The overall increase in operating expenses from 1995 to 1997 is due primarily to heavy maintenance and airframe overhaul costs incurred in connection with the Partnership's interests in two Boeing 727 aircraft. In 1996, the Partnership entered into a new 36-month lease agreement with Sunworld International Airlines, Inc. to re-lease one of the aircraft at a base rent to the Partnership of $7,540 per month. In April 1997, the Partnership entered into a new 18-month lease agreement with Transmeridian Airlines to re-lease the second aircraft at a base rent to the Partnership of $9,280 per month for 8 months and $8,120 per month for 10 months. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows

     The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows have been used to satisfy debt service obligations associated with leveraged leases, and continue to be used to pay management fees and operating costs. Operating activities generated net cash inflows of $320,582, $484,140 and $802,351 in 1997, 1996 and 1995, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also continue to decline as the Partnership experiences a higher frequency of remarketing events.

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

     Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During the year ended December 31, 1997, the Partnership realized $51,976 in equipment sale proceeds compared to $226,458 and $314,565 in 1996 and 1995, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. During the year ended December 31, 1996, the Partnership expended $127,020 to replace certain aircraft engines to facilitate the re-lease of an aircraft, in which it has an ownership interest, to Transmeridian Airlines. There were no equipment acquisitions during the same periods in 1997 and 1995.

     The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. The Partnership's notes payable were fully amortized during the year ended December 31, 1996.

     Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Partnership declared total cash distributions of Distributable Cash from Operations and Distributable Cash From Sales and Refinancings of $282,507. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Limited Partners were allocated 95% of these distributions, or $268,382, and the General Partner was allocated 5%, or $14,125. The fourth quarter 1997 cash distribution was paid on January 13, 1998.

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

   The future liquidity of the Partnership will be influenced by the foregoing, as well as the outcome of the Class Action Lawsuit described in Note 6 to the accompanying financial statements. The General Partner anticipates that cash proceeds resulting from the collection of contractual rents and the outcome of residual activities will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of future quarterly cash distributions are anticipated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Fund I-A, a Massachusetts Limited Partnership:

     We have audited the accompanying statements of financial position of American Income Fund I-A, a Massachusetts Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-A, a Massachusetts Limited Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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

Boston, Massachusetts
March 10, 1998

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1997 and 1996

                                                 1997                1996
                                            -------------       -------------
ASSETS

Cash and cash equivalents                   $   1,792,606       $   1,721,388

Rents receivable                                   32,780              27,902

Accounts receivable - affiliate                    67,880              61,144

Equipment at cost, net of accumulated
   depreciation of $3,720,329 and
   $3,836,846 at December 31, 1997                250,856             530,926
   and 1996, respectively                   -------------       -------------

     Total assets                           $   2,144,122       $   2,341,360
                                            =============       =============

LIABILITIES AND PARTNERS' CAPITAL

Accrued liabilities                         $       9,200       $      30,870
Accrued liabilities - affiliate                    12,923              22,945
Deferred rental income                              5,512               6,445
Cash distributions payable to partners             56,502              75,335
                                            -------------       -------------

     Total liabilities                             84,137             135,595
                                            -------------       -------------
Partners' capital (deficit):
   General Partner                               (213,886)           (206,597)
   Limited Partnership Interests
   (286,274 Units; initial purchase price       2,273,871           2,412,362
      of $25 each)                          -------------       -------------

     Total partners' capital                    2,059,985           2,205,765
                                            -------------       -------------

     Total liabilities and partners'        $   2,144,122       $   2,341,360
        capital                             =============       =============

                   The accompanying notes are an integral part of these
                            financial statements.

                            AMERICAN INCOME FUND I-A,

                       a Massachusetts Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1997, 1996 and 1995

                                      1997          1996        1995
                                   ----------  ----------  ----------
Income:

   Lease revenue                   $  515,362  $  585,768  $  813,318

   Interest income                     82,978      80,345      83,850

   Gain on sale of equipment           37,438      82,889     144,671

                                   ----------  ----------  ----------
      Total income                    635,778     749,002   1,041,839
                                   ----------  ----------  ----------

Expenses:

   Depreciation and amortization      265,532     329,827     520,164

   Interest expense                        --          --       7,462

   Equipment management fees
      - affiliate                      25,477      30,670      33,736

   Operating expenses - affiliate     208,042     190,597      95,375
                                   ----------  ----------  ----------

      Total expenses                  499,051     551,094     656,737
                                   ----------  ----------  ----------

Net income                         $  136,727  $  197,908  $  385,102
                                   ==========  ==========  ==========

Net income
   per limited partnership unit    $     0.45  $     0.66  $     1.28
                                   ==========  ==========  ==========

Cash distributions declared
   per limited partnership unit    $     0.94  $     1.38  $     2.25
                                   ==========  ==========  ==========

                   The accompanying notes are an integral part of these
                            financial statements.

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1997, 1996 and 1995


                                 General
                                 Partner        Limited Partners
                                 Amount        Units        Amount         Total
                              -----------   -----------  -----------   -----------
Balance at December 31, 1994  $  (181,129)      286,274  $ 2,896,245   $ 2,715,116

Net income - 1995                  19,255            --      365,847       385,102

Cash distributions declared       (33,901)           --     (644,116)     (678,017)
                              -----------   -----------  -----------   -----------

Balance at December 31, 1995     (195,775)      286,274    2,617,976     2,422,201

Net income - 1996                   9,895            --      188,013       197,908

Cash distributions declared       (20,717)           --     (393,627)     (414,344)
                              -----------   -----------  -----------   -----------

Balance at December 31, 1996     (206,597)      286,274    2,412,362     2,205,765

Net income - 1997                   6,836            --      129,891       136,727

Cash distributions declared       (14,125)           --     (268,382)     (282,507)
                              -----------   -----------  -----------   -----------

Balance at December 31, 1997  $  (213,886)      286,274  $ 2,273,871   $ 2,059,985
                              ===========   ===========  ===========   ===========

                   The accompanying notes are an integral part of these
                            financial statements.

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995

                                           1997          1996          1995
                                       -----------   -----------   -----------
Cash flows from (used in)
   operating activities:

Net income                             $   136,727   $   197,908   $   385,102

Adjustments to reconcile net income
   to net cash from operating
      activities:
      Depreciation and amortization        265,532       329,827       520,164
      Gain on sale of equipment            (37,438)      (82,889)     (144,671)

Changes in assets and liabilities:
   Decrease (increase) in:
      Rents receivable                      (4,878)       47,250           332
      Accounts receivable - affiliate       (6,736)      (25,182)       32,217
   Increase (decrease) in:
      Accrued interest                          --          (135)       (1,796)
      Accrued liabilities                  (21,670)        5,040         5,560
      Accrued liabilities - affiliate      (10,022)       15,260         7,685
      Deferred rental income                  (933)       (2,939)       (2,242)
                                       -----------   -----------   -----------

        Net cash from operating
           activities                      320,582       484,140       802,351
                                       -----------   -----------   -----------
Cash flows from (used in) investing
   activities

   Purchase of equipment                        --      (127,020)           --
   Proceeds from equipment sales            51,976       226,458       314,565
                                       -----------   -----------   -----------

        Net cash from investing
           activities                       51,976        99,438       314,565
                                       -----------   -----------   -----------
Cash flows used in financing
   activities:

   Principal payments - notes
   payable                                      --        (5,186)     (189,846)
   Cash distributions paid                (301,340)     (452,012)     (791,020)
                                       -----------   -----------   -----------

        Net cash used in financing
           activities                     (301,340)     (457,198)     (980,866)
                                       -----------   -----------   -----------
Net increase in cash and cash
   equivalents                              71,218       126,380       136,050

Cash and cash equivalents at
   beginning of year                     1,721,388     1,595,008     1,458,958
                                       -----------   -----------   -----------
Cash and cash equivalents at
   end of year                         $ 1,792,606   $ 1,721,388   $ 1,595,008
                                       ===========   ===========   ===========
Supplemental disclosure of cash
   flow information:
   Cash paid during year for
      interest                         $        --   $       135   $     9,258
                                       ===========   ===========   ===========

                   The accompanying notes are an integral part of these
                            financial statements.

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                December 31, 1997

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

     American Income Fund I-A, a Massachusetts Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on March 6, 1990, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On December 31, 1990, the Partnership issued 286,274 units of limited partnership interest (the "Units") to 359 investors. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership ("Restated Agreement, as amended").

     Significant operations commenced December 31, 1990 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Limited Partners and 5% to the General Partner.

     Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 4).

     EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

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

     In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

     The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

securities. At December 31, 1997, the Partnership had $1,689,667 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition

     Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $245,145 are due as follows:

     For the year ending December 31, 1998    $ 232,095
                                      1999       13,050
                                              ---------
                                     Total    $ 245,145
                                              =========

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995 is as follows:

                                     1997          1996           1995
                                   ---------    ---------      ---------
American National Can Company      $143,116      $134,169      $ 172,558
Sunworld International Airlines,
   Inc.                            $ 90,480      $ 85,805      $      --
Transmeridian Airlines             $ 74,511      $     --      $      --
Ford Motor Company                 $ 64,515      $     --      $  93,458
Bergen Brunswig Medical Inc.
  (formerly Durr Medical)          $ 59,511      $ 75,742      $      --
Northwest Airlines, Inc.           $     --      $116,306      $ 248,359


Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Actual results could differ from those estimates.

Equipment on Lease

     All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was EFG or an Affiliate, asset base price was the lower of (i) the actual price paid for the equipment by EFG or the Affiliate plus all actual costs accrued by EFG or the Affiliate while carrying the equipment less the amount of all rents earned by EFG or the Affiliate prior to selling the equipment or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

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

Accrued Liabilities - Affiliate

     Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 4).

Allocation of Profits and Losses

     For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 5 for allocation of income or loss for income tax purposes.

Net Income and Cash Distributions Per Unit

     Net income and cash distributions per Unit are based on 286,274 Units outstanding during each of the three years in the period ended December 31, 1997 and computed after allocation of the General Partner's 5% share of net income and cash distributions.

Provision for Income Taxes

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Partnership at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                            Remaining
                            Lease Term      Equipment
        Equipment Type       (Months)       at Cost           Location
--------------------------  ----------  ------------- --------------------------
Aircraft                        10-13   $  2,288,254  KY/TX
Materials handling               0-21      1,100,792  CA/DE/IL/KY/MI/NC/NJ/NV
                                                      OH/WI/Foreign
Communications                      0        383,676  AL
Computers and peripherals        0-12        137,427  AL/GA/KY/MS/NC/SC/TN/TX/VA
Tractors/heavy duty trucks          0         61,036  CA
                                          -----------
                   Total equipment cost     3,971,185

               Accumulated depreciation    (3,720,329)
                                          -----------
          Equipment, net of accumulated
                           depreciation   $   250,856
                                          ===========

     In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997, the Partnership's equipment portfolio included equipment having a proportionate original cost of $2,415,273, representing approximately 61% of total equipment cost.

     Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

   As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for sale or re-lease which had been fully depreciated with a cost of approximately $10,500 at December 31, 1997. The General Partner is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above also includes equipment being leased on a month-to-month basis.

NOTE 4 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                      1997            1996            1995
                                  ------------    ------------    ------------

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

Equipment management fees         $     25,477    $     30,670    $     33,736
Administrative charges                  54,006          32,428          12,552
Reimbursable operating
   expenses due to third parties       154,036         158,169          82,823
                                  ------------    ------------    ------------

                   Total          $    233,519    $    221,267    $    129,111
                                  ============    ============    ============

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

     All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1997, the Partnership was owed $67,880 by EFG for such funds and the interest thereon. These funds were paid to the Partnership in January 1998.

NOTE 5 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

     For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1997, the General Partner had a positive tax capital account balance.

     The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                         1997          1996           1995
                                     ------------  ------------   ------------
Net income                           $    136,727  $    197,908   $    385,102


   Financial statement depreciation in
      excess of (less than) tax
      depreciation                         51,394        85,805        (29,715)
   Deferred rental income                    (933)       (2,939)        (2,242)
   Other                                  (13,458)      (38,306)       117,824
                                     ------------   ------------   ------------
Net income for federal income tax
   reporting purposes                $    173,730  $    242,468   $    470,969
                                     ============  ============   ============

     The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.

     The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                     1997              1996
                                                 ------------     ------------
Partners' capital                                $  2,059,985     $  2,205,765

   Add back selling commissions and organization
   and offering costs                                 800,146          800,146

   Financial statement distributions in excess
   of tax distributions                                 2,825            3,767

   Cumulative difference between federal income
   tax and financial statement income (loss)          374,688          337,685
                                                 ------------     ------------
Partners' capital for federal income tax
reporting purposes                               $  3,237,644     $  3,347,363
                                                 ============     ============


NOTE 6 - LEGAL PROCEEDINGS

        On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

        The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

        On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

settlement, including providing the partners (or beneficiaries, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. With respect to the Partnership and 10 affiliated partnerships (hereafter referred to as the "Exchange Partnerships"), the Memorandum of Understanding provides for the restructuring of their respective business operations into a single successor company whose securities would be listed and traded on a national stock exchange. The partners of the Exchange Partnerships would receive both common stock in the new company and a cash distribution in exchange for their existing partnership interests. Such a transaction would, among other things, allow for the consolidation of the Partnership's operating expenses with other similarly-organized equipment leasing programs. To the extent that the parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the partners (or beneficiaries) of the Nominal Defendants to enable them to vote thereon.

        There can be no assurance that the parties will agree upon a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the partners (or beneficiaries) of the Nominal Defendants, including the Partnership, will result in a settlement finally being effected or in the Partnership being included in any such settlement.
The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The General Partner and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

     On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and various other affiliated investment programs, filed an action in the United States District Court for the District of Massachusetts against Northwest Airlines, Inc. ("Northwest"), a lessee of the Partnership. The trustees are seeking damages from Northwest and a declaratory judgment concerning Northwest's maintenance and return obligations for certain aircraft interests owned by the Partnership. In addition to filing its Answer to the Plaintiffs' Complaint, Northwest also filed a motion to transfer venue of this proceeding to Minnesota. The Court denied such motion. The parties have completed the initial phase of discovery, and motions for partial summary judgment are pending. At present, it is not possible to determine the ultimate outcome of this matter.

                        ADDITIONAL FINANCIAL INFORMATION

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1997, 1996 and 1995

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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                      1997             1996             1995
                                  ------------     ------------     ------------
Rents earned prior to disposal
   of equipment, net of interest
   charges                        $    506,246     $    836,280     $    819,974

Sale proceeds realized upon
   disposition of equipment             51,976          226,458          314,565
                                  ------------     ------------     ------------
Total cash generated from rents
   and equipment sale proceeds         558,222        1,062,738        1,134,539

Original acquisition cost of
   equipment disposed                  396,587          882,437          896,799
                                  ------------     ------------     ------------
Excess of total cash generated
   to cost of equipment disposed  $    161,635     $    180,301     $    237,740
                                  ============     ============     ============

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1997

                                                    Sales and
                                   Operations      Refinancings         Total
                                  ------------     ------------     -----------
Net income                        $     99,289     $     37,438    $    136,727

Add:
   Depreciation                        265,532               --         265,532
   Management fees                      25,477               --          25,477
   Book value of disposed
   equipment                                --           14,538          14,538
                                  ------------     ------------    ------------
   Cash from operations, sales
   and refinancings                    390,298           51,976         442,274

Less:
   Management fees                     (25,477)              --         (25,477)
                                  ------------     ------------    ------------
   Distributable cash from
   operations, sales and
   refinancings                        364,821           51,976         416,797

Other sources and uses of cash:
   Cash at beginning of year         1,721,388               --       1,721,388
   Net change in receivables and
      accruals                         (44,239)              --         (44,239)

Less:
   Cash distributions paid            (249,364)         (51,976)       (301,340)
                                  ------------     ------------    ------------
Cash at end of year               $  1,792,606               --    $  1,792,606
                                  ============     ============    ============

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED

                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1997

     For the year ended December 31, 1997, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

      Operating expenses                     $ 220,331
