Form 10-K, Exhibit 13
period 1998-12-31
AMERICAN INCOME FUND I-A
filed 1999-03-31
CIK 868677

                                                               Exhibit 13



                             AMERICAN INCOME FUND I











                            AMERICAN INCOME FUND I-A,

                       a Massachusetts Limited Partnership




                Annual Report to the Partners, December 31, 1998

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                          Page
                                                                          ----
SELECTED FINANCIAL DATA                                                     2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                       3-8


FINANCIAL STATEMENTS:

Report of Independent Auditors                                              9

Statement of Financial Position
at December 31, 1998 and 1997                                              10

Statement of Operations
for the years ended December 31, 1998, 1997 and 1996                       11

Statement of Changes in Partners' Capital
for the years ended December 31, 1998, 1997 and 1996                       12

Statement of Cash Flows
for the years ended December 31, 1998, 1997 and 1996                       13

Notes to the Financial Statements                                       14-24


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                    25

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                    26

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                           27

                             SELECTED FINANCIAL DATA


    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1998:

      Summary of
      Operations                    1998            1997            1996            1995            1994
----------------------          -----------     -----------     -----------     ------------    -----------
Lease revenue                  $    415,447    $   515,362     $   585,768     $    813,318    $  1,940,468

Net income (loss)              $    (52,700)   $   136,727     $   197,908     $    385,102    $    405,161

Per Unit:
    Net income (loss)          $     (0.17)    $      0.45     $      0.66     $       1.28    $       1.34

    Cash distributions         $       0.75    $      0.94     $      1.38     $       2.25    $       3.00


  Financial Position
  ------------------

Total assets                   $  2,511,172    $ 2,144,122     $ 2,341,360     $  2,583,424    $  3,169,981

Total long-term obligations    $         --    $        --     $        --     $      5,186    $    195,032

Partners' capital              $  1,781,279    $ 2,059,985     $ 2,205,765     $  2,422,201    $  2,715,116

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1998 compared to the year
          ended December 31, 1997 and the year ended December 31, 1997 compared to the year ended December 31, 1996


    Certain statements in this annual report of American Income Fund I-A Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 6 to the accompanying financial statements, the collection of all rents due under the Partnership's lease agreements and the remarketing of the Partnership's equipment.

YEAR 2000 ISSUE

    The Year 2000 Issue generally refers to the capacity of computer programming logic to correctly identify the calendar year. Many companies utilize computer programs or hardware with date sensitive software or embedded chips that could interpret dates ending in "00" as the year 1900 rather than the year 2000. In certain cases, such errors could result in system failures or miscalculations that disrupt the operations of the affected businesses. The Partnership uses information systems provided by EFG and has no information systems of its own. EFG has adopted a plan to address the Year 2000 Issue that consists of four phases: assessment, remediation, testing, and implementation and has elected to utilize principally internal resources to perform all phases. EFG completed substantially all of its Year 2000 project by December 31, 1998 at an aggregate cost of less than $50,000 and at a di minimus cost to the Partnership. Remaining items are expected to be minor and be completed by March 31, 1999. All costs incurred in connection with EFG's Year 2000 project have been expensed as incurred.

    EFG's primary information software was coded by IBM at the point of original design to use a four digit field to identify calendar year. All of the Partnership's lease billings, cash receipts and equipment remarketing processes are performed using this proprietary software. In addition, EFG has gathered information about the Year 2000 readiness of significant vendors and third party servicers and continues to monitor developments in this area. All of EFG's peripheral computer technologies, such as its network operating system and third-party software applications, including payroll, depreciation processing, and electronic banking, have been evaluated for potential programming changes and have required only minor modifications to function properly with respect to dates in the year 2000 and thereafter. EFG understands that each of its and the Partnership's significant vendors and third-party servicers are in the process, or have completed the process, of making their systems Year 2000 compliant. Substantially all parties queried have indicated that their systems would be Year 2000 compliant by the end of 1998.

    Presently, EFG is not aware of any outside customer with a Year 2000 Issue that would have a material effect on the Partnership's results of operations, liquidity, or financial position. The Partnership's equipment leases were structured as triple net leases, meaning that the lessees are responsible for, among other things, (i) maintaining and servicing all equipment during the lease term, (ii) ensuring that all equipment functions properly and is returned in good condition, normal wear and tear excepted, and (iii) insuring the assets against casualty and other events of loss. Non-compliance with lease terms on the part of a lessee, including failure to address Year 2000 Issues, could result in lost revenues and impairment of residual values of the Partnership's equipment assets under a worst-case scenario.

    EFG believes that its Year 2000 compliance plan will be effective in resolving all material Year 2000 risks in a timely manner and that the Year 2000 Issue will not pose significant operational problems with respect to its computer systems or result in a system failure or disruption of its or the Partnership's business operations. However, EFG has no means of ensuring that all customers, vendors and third-party servicers will conform ultimately to Year 2000 standards. The effect of this risk to the Partnership is not determinable.

OVERVIEW

    The Partnership was organized in 1990 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course of business. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 6 to the accompanying financial statements. Pursuant to the Restated Agreement, as amended, the Partnership is scheduled to be dissolved by December 31, 2001.

RESULTS OF OPERATIONS

    For the year ended December 31, 1998, the Partnership recognized lessees revenue of $415,447 compared to $515,362 and $585,768 for the years ended December 31, 1997 and 1996, respectively. The decrease in lease revenue between 1996 and 1998 was expected and resulted principally from primary lease term expirations and the sale of equipment. Lease revenue in 1996 included the receipt of $64,140 of lease termination rents received in connection with the sale of the Partnership's interest in two Boeing 727-Advanced aircraft in July 1996 (see below). The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

    The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

    In 1998, the Partnership sold fully depreciated equipment to existing leases and third parties, which resulted in a net gain of $65,000 for financial statement purposes. In 1997, the Partnership sold equipment having a net book value of $14,538 to existing lessees and third parties. These sales resulted in a net gain, for financial purposes, of $37,438 compared to a net gain in 1996 of $82,889 on equipment having a net book value of $143,569. The equipment sales in 1996 included the sale of the Partnership's interest in two Boeing 727-Advanced jet aircraft with an original cost and net book value of $557,072 and $106,544, respectively, which the Partnership sold to the existing lessee in July 1996. In connection with these sales, the Partnership realized sale proceeds of $148,460, which resulted in a net gain, for financial statement purposes, of $41,916. In addition, the Partnership received lease termination rents, discussed above, as this equipment was sold prior to the expiration of the related lease term.

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

    Depreciation expense was $159,602, $265,532 and $329,827 for the years ended December 31, 1998, 1997 and 1996, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

    Management fees were approximately 5%, 4.9% and 5.2% of lease revenue during the years ended December 31, 1998, 1997 and 1996, respectively. Management fees during the year ended December 31, 1996 included $2,088 resulting from an underaccrual in 1995. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

    Operating expenses were $446,969, $208,042 and $190,597 for the years ended December 31, 1998, 1997 and 1996, respectively. During the year ended December 31, 1998, the Partnership incurred or accrued approximately $268,600 for certain legal and administrative expenses related to the Class Action Lawsuit described in Note 6 to the financial statements. In addition, the Partnership expensed $43,384 in 1998 related to the refurbishment of an aircraft engine and engine leasing costs (see Notes 3 and 6 to the financial statements) Significant operating expenses were incurred during the years ending December 31, 1997 and 1996 due to heavy maintenance costs incurred in connection with the Partnership's interests in two Boeing 727 aircraft. In 1996, the Partnership entered into a new 36-month lease agreement with Sunworld International Airlines, Inc. to re-lease one of the aircraft at a base rent to the Partnership of $7,540 per month. In April 1997, the Partnership entered into a new 18-month lease agreement with Transmeridian Airlines to re-lease the second aircraft at a base rent to the Partnership of $9,280 per month for 8 months and $8,120 per month for 10 months. See below for further discussion regarding the sale of the Partnership's interests in these aircraft. Other operating expenses consist principally of administrative charges, professional service costs, such as audit and other legal fees, as well as printing, distribution and other remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

    The Partnership by its nature is a limited life entity. As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows have been used to satisfy debt service obligations associated with leveraged leases, and continue to be used to pay management fees and operating costs. Operating activities generated net cash inflows of $337,723, $320,582 and $484,140 in 1998, 1997 and 1996, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also continue to decline as the Partnership experiences a higher frequency of remarketing events.

    Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During the year ended December 31, 1998, the Partnership realized $65,000 in equipment sale proceeds compared to $51,976 and $226,458 in 1997 and 1996, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. During the year ended December 31, 1996, the Partnership expended $127,020 to replace certain aircraft engines to facilitate the re-lease of an aircraft, in which it has an ownership interest, to Transmeridian Airlines (see discussion below). There were no equipment acquisitions during 1998 and 1997.

    At December 31, 1998, the Partnership was due aggregate future minimum lease payments of $12,050 from contractual lease agreements (see Note 2 to the financial statements). At the expiration of the individual lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell the equipment or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of equipment sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third-party. Accordingly, as the terms of the currently existing contractual lease agreements expire, the cash flows of the Partnership will become less predictable. In addition, the Partnership will need cash outflows to pay management fees and operating expenses.

    The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. The Partnership's notes payable were fully amortized during the year ended December 31, 1996.

    In November 1998, the Partnership and certain affiliated investment programs (collectively, the "Programs") entered into an agreement to sell their ownership interests in a Boeing 727-251 ADV aircraft and three engines (collectively the "Aircraft") to a third party (the "Purchaser"). The Programs will receive gross sale proceeds of $4,350,000. Previously, the Aircraft had been leased to Transmeridian Airlines ("Transmeridian"). In December 1998, the Purchaser remitted $3,350,000 for the Aircraft, excluding one of three engines which had been damaged while the Aircraft was leased to Transmeridian. (See Note 6 regarding legal action undertaken by the Programs related to Transmeridian and the damaged engine). The Purchaser also deposited $1,000,000 into a third-party escrow account (the "Escrow") pending repair of the damaged engine and re-installation of the refurbished engine on the Aircraft. Upon installation, the escrow agent will transfer the Escrow amount plus interest thereon to the Programs. Currently, the engine is being refurbished at the expense of the Programs. The associated cost is estimated to be approximately $260,000, of which the Partnership's share is approximately $30,160. All of the Partnership's costs were accrued at December 31, 1998 in connection with the Partnership's legal action against Transmeridian discussed in Note 6.

    The Programs also are required to reimburse the Purchaser for its cost to lease a substitute engine during the period that the damaged engine is being repaired. This cost is expected to be approximately $114,000, of which the Partnership's share is $13,224, all of which has been accrued in 1998 in connection with the litigation referenced above. If the engine repair and re-installation do not occur on or before May 11, 1999, the Escrow plus all interest thereon will be returned to the Purchaser and the Programs' obligation to pay for the cost of a substitute engine will be terminated.

    In addition, the purchase and sale agreement permits the Purchaser to return the Aircraft to the Programs, subject to a number of conditions, for $4,350,000, reduced by an amount equivalent to $450 multiplied by the number of flight hours since the Aircraft's most recent C Check. Among the conditions precedent to the Purchaser's returning the Aircraft, the Purchaser must have completed its intended installation of hush-kitting on the Aircraft to conform to Stage 3 noise regulations. This work was completed in January 1999. In addition, the Escrow funds must have been released to the Programs, assuming the repaired engine is reinstalled on the Aircraft by May 11, 1999. The Purchaser's return option expires on May 15, 1999.

    Due to the contingent nature of the sale, the Partnership has deferred recognition of the sale and a resulting gain at December 31, 1998 until expiration of the Purchaser's return option on May 15, 1999. The Partnership's share of the December proceeds was $388,600, which amount was deposited into EFG's customary escrow account and transferred to the Partnership, together with the Partnership's other December rental receipts, in January 1999. At December 31, 1998, the entire amount was classified as accounts receivable - affiliate, with an equal amount reflected in other liabilities on the accompanying Statement of Financial Position. The remainder of the sale consideration, or $1,000,000, will be paid to the Programs upon release of the Escrow discussed above. The Partnership's share of this payment will be $116,000. The Partnership's interest in the Aircraft had a cost of $1,207,637 and a net book value of approximately $90,000 at December 31, 1998.

    Pursuant to a purchase option contained in the lease agreement, the lessee, Sunworld International Airlines, Inc., purchased the Partnership's interest in a Boeing 727-251 ADV aircraft for approximately $284,200 in January 1999, at the expiration of the existing lease term (see Note 7 Subsequent Event for additional discussion).

    There are no formal restrictions under the Restated Agreement, as amended, that materially limit the Partnership's ability to pay cash distributions, except that the General Partner may suspend or limit cash distributions to ensure that the Partnership maintains sufficient working capital reserves to cover, among other things, operating costs and potential expenditures, such as refurbishment costs to remarket equipment upon lease expiration. Liquidity is especially important as the Partnership matures and sells equipment, because the remaining equipment base consists of fewer revenue-producing assets that are available to cover prospective cash disbursements. Insufficient liquidity could inhibit the Partnership's ability to sustain its operations or maximize the realization of proceeds from remarketing its remaining assets. In particular, the Partnership's ownership interests in commercial aircraft involve unique risks resulting from the specialized nature of these assets and the potential for the Partnership to incur significant remarketing costs at lease expiration. Accordingly, the General Partner has maintained significant cash reserves within the Partnership in order to minimize the risk of a liquidity shortage primarily in connection with the Partnership's aircraft. At December 31, 1998, the Partnership owned interests in two Boeing 727 aircraft, one of which was under contract to be sold to a third party buyer subject to the buyer's right to return the aircraft on or before May 15, 1999. See Notes 3 and 6 of the accompanying financial statements concerning this aircraft. See also Note 7 of the accompanying financial statements concerning the sale of the second aircraft in January 1999.

    In addition, the Partnership is a Nominal Defendant in a Class Action Lawsuit described in Note 6 to the accompanying financial statements. A preliminary settlement agreement will allow the Partnership to invest in new equipment or other activities, subject to certain limitations, effective March 22, 1999. To the extent that the Partnership has exposure to aircraft investments that could require capital reserves, the General Partner does not anticipate that the Partnership will invest in new assets, regardless of its authority to do so. Until the Class Action Lawsuit is adjudicated, the General Partner does not expect that the level of future quarterly cash distributions paid by the Partnership will be increased above amounts paid in the fourth quarter of 1998. In addition, the proposed settlement, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. See Note 6 to the accompanying financial statements.

    Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1998, the Partnership declared total cash distributions of $226,006. In accordance with the Restated Agreement, as amended, the Limited Partners were allocated 95% of these distributions, or $214,706, and the General Partner was allocated 5%, or $11,300. The fourth quarter 1998 cash distribution was paid on January 15, 1999.

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

    The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 5 to the financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items consist of the cumulative difference between income or loss for tax purposes and financial statement income or loss and the difference between distributions (declared vs. paid) for income tax and financial reporting purposes. The principal component of the cumulative difference between financial statement income or loss and tax income or loss results from different depreciation policies for book and tax purposes.

    For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 1998. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Amended and Restated Agreement and Certificate of Limited Partnership requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1998, the General Partner had a positive tax capital account balance.

    The future liquidity of the Partnership will be influenced by, among other factors, prospective market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, that could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio. However, the outcome of the Class Action Lawsuit described in Note 6 to the accompanying financial statements will be the principal factor in determining the future of the Partnership's operations.

                         REPORT OF INDEPENDENT AUDITORS


To the Partners of American Income Fund I-A, a Massachusetts Limited Partnership:


    We have audited the accompanying statements of financial position of American Income Fund I-A, a Massachusetts Limited Partnership, as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-A, a Massachusetts Limited Partnership at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

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






Boston, Massachusetts
March 10, 1999

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1998 and 1997



                                                                1998              1997
                                                             -----------       -----------
ASSETS

Cash and cash equivalents                                    $ 1,969,323       $ 1,792,606

Rents receivable                                                  28,778            32,780

Accounts receivable - affiliate                                  421,817            67,880

Equipment at cost, net of accumulated
    depreciation of $3,550,111 and $3,720,329
    at December 31, 1998 and 1997, respectively                   91,254           250,856
                                                             -----------       -----------


      Total assets                                           $ 2,511,172       $ 2,144,122
                                                             -----------       -----------
                                                             -----------       -----------

LIABILITIES AND PARTNERS' CAPITAL

Accrued liabilities                                          $   273,884       $     9,200
Accrued liabilities - affiliate                                    6,132            12,923
Deferred rental income                                             4,775             5,512
Other liabilities                                                388,600              --
Cash distributions payable to partners                            56,502            56,502
                                                             -----------       -----------

      Total liabilities                                          729,893            84,137
                                                             -----------       -----------

Partners' capital (deficit):
    General Partner                                             (227,821)         (213,886)
    Limited Partnership Interests
    (286,274 Units; initial purchase price of $25 each)        2,009,100         2,273,871
                                                             -----------       -----------

      Total partners' capital                                  1,781,279         2,059,985
                                                             -----------       -----------

      Total liabilities and partners' capital                $ 2,511,172       $ 2,144,122
                                                             -----------       -----------
                                                             -----------       -----------

                   The accompanying notes are an integral part
                         of these financial statements.

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1998, 1997 and 1996


                                           1998            1997          1996
                                        ---------       ---------      ---------
Income:

    Lease revenue                       $ 415,447       $ 515,362      $ 585,768

    Interest income                        94,196          82,978         80,345

    Gain on sale of equipment              65,000          37,438         82,889
                                        ---------       ---------      ---------

        Total income                      574,643         635,778        749,002
                                        ---------       ---------      ---------


Expenses:

    Depreciation                          159,602         265,532        329,827

    Equipment management fees
        - affiliate                        20,772          25,477         30,670

    Operating expenses - affiliate        446,969         208,042        190,597
                                        ---------       ---------      ---------

        Total expenses                    627,343         499,051        551,094
                                        ---------       ---------      ---------

Net income (loss)                       $ (52,700)      $ 136,727      $ 197,908
                                        ---------       ---------      ---------
                                        ---------       ---------      ---------
Net income (loss)
    per limited partnership unit        $   (0.17)      $    0.45      $    0.66
                                        ---------       ---------      ---------
                                        ---------       ---------      ---------
Cash distributions declared
    per limited partnership unit        $    0.75       $    0.94      $    1.38
                                        ---------       ---------      ---------
                                        ---------       ---------      ---------

                   The accompanying notes are an integral part
                         of these financial statements.

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

                  STATEMENT OF CHANGES IN PARTNERS' CAPITAL for
                the years ended December 31, 1998, 1997 and 1996


                                         General             Limited Partners
                                         Partner             ----------------
                                         Amount            Units           Amount            Total
                                      -----------       -----------      -----------       -----------
Balance at December 31, 1995          $  (195,775)          286,274      $ 2,617,976       $ 2,422,201

    Net income - 1996                       9,895              --            188,013           197,908

    Cash distributions declared           (20,717)             --           (393,627)         (414,344)
                                      -----------       -----------      -----------       -----------

Balance at December 31, 1996             (206,597)          286,274        2,412,362         2,205,765

     Net income - 1997                      6,836              --            129,891           136,727

     Cash distributions declared          (14,125)             --           (268,382)         (282,507)
                                      -----------       -----------      -----------       -----------

Balance at December 31, 1997             (213,886)          286,274        2,273,871         2,059,985

     Net loss - 1998                       (2,635)             --            (50,065)          (52,700)

     Cash distributions declared          (11,300)             --           (214,706)         (226,006)
                                      -----------       -----------      -----------       -----------

Balance at December 31, 1998          $  (227,821)          286,274      $ 2,009,100       $ 1,781,279
                                      -----------       -----------      -----------       -----------
                                      -----------       -----------      -----------       -----------


                   The accompanying notes are an integral part
                         of these financial statements.

                                         AMERICAN INCOME FUND I-A,
                                    a Massachusetts Limited Partnership

                                          STATEMENT OF CASH FLOWS
                            for the years ended December 31, 1998, 1997 and 1996



                                                          1998              1997              1996
                                                       -----------       -----------       -----------
Cash flows from (used in) operating activities:
Net income (loss)                                      $   (52,700)      $   136,727       $   197,908

Adjustments to reconcile net income (loss)
    to net cash from operating activities:
        Depreciation                                       159,602           265,532           329,827
        Gain on sale of equipment                          (65,000)          (37,438)          (82,889)

Changes in assets and liabilities:
    Decrease (increase) in:
        Rents receivable                                     4,002            (4,878)           47,250
        Accounts receivable - affiliate                   (353,937)           (6,736)          (25,182)
    Increase (decrease) in:
        Accrued interest                                      --                --                (135)
        Accrued liabilities                                264,684           (21,670)            5,040
        Accrued liabilities - affiliate                     (6,791)          (10,022)           15,260
        Deferred rental income                                (737)             (933)           (2,939)
        Other liabilities                                  388,600              --                --
                                                       -----------       -----------       -----------

         Net cash from operating activities                337,723           320,582           484,140
                                                       -----------       -----------       -----------

Cash flows from (used in) investing activities
    Purchase of equipment                                     --                --            (127,020)
    Proceeds from equipment sales                           65,000            51,976           226,458
                                                       -----------       -----------       -----------

         Net cash from investing activities                 65,000            51,976            99,438
                                                       -----------       -----------       -----------

Cash flows used in financing activities:
    Principal payments - notes payable                        --                --              (5,186)
    Cash distributions paid                               (226,006)         (301,340)         (452,012)
                                                       -----------       -----------       -----------

         Net cash used in financing activities            (226,006)         (301,340)         (457,198)
                                                       -----------       -----------       -----------

Net increase in cash and cash equivalents                  176,717            71,218           126,380

Cash and cash equivalents at beginning of year           1,792,606         1,721,388         1,595,008
                                                       -----------       -----------       -----------

Cash and cash equivalents at end of year               $ 1,969,323       $ 1,792,606       $ 1,721,388
                                                       -----------       -----------       -----------
                                                       -----------       -----------       -----------

Supplemental disclosure of cash flow information:
    Cash paid during year for interest                 $      --         $      --         $       135
                                                       -----------       -----------       -----------
                                                       -----------       -----------       -----------


                   The accompanying notes are an integral part
                         of these financial statements.

                            AMERICAN INCOME FUND 1-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                December 31, 1998


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

    American Income Fund I-A, a Massachusetts Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on March 6, 1990, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On December 31, 1990, the Partnership issued 286,274 units of limited partnership interest (the "Units") to 359 investors. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership ("Restated Agreement, as amended").

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

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President, Chief Executive Officer and sole Director. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group", and its acronym, to a third-party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1998, the Partnership had $1,860,200 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

    Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $12,050 are due in the year ending December 31, 1999.

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1998, 1997 and 1996 is as follows:


                                              1998          1997          1996
                                            --------      --------      --------
Transmeridian Airlines                      $ 97,169      $ 74,511      $   --
Sunworld International Airlines, Inc.       $ 90,480      $ 90,480      $ 85,805
American National Can Company               $ 71,395      $143,116      $134,169
Bergen Brunswig Medical Inc. (formerly
    Durr Medical)                           $ 64,921      $ 59,511      $ 75,742
Ford Motor Company                          $   --        $ 64,515      $   --
Northwest Airlines, Inc.                    $   --        $   --        $116,306

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment Cost means the actual cost paid by the Partnership to acquire the equipment, including acquisition fees. Where equipment was acquired from EFG or an Affiliate, Equipment Cost reflects the actual price paid for the equipment by EFG or the Affiliate plus all actual costs incurred by EFG or the Affiliate while carrying the equipment, including all liens and encumbrances, less the amount of all primary term rents earned by EFG or the Affiliate prior to selling the equipment. Where the seller of the equipment was a third party, Equipment Cost reflects the seller's invoice price.

DEPRECIATION

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

NET INCOME AND CASH DISTRIBUTIONS PER UNIT

    Net income and cash distributions per Unit are based on 286,274 Units outstanding during each of the three years in the period ended December 31, 1998 and computed after allocation of the General Partner's 5% share of net income and cash distributions.

PROVISION FOR INCOME TAXES

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.


NOTE 3 - EQUIPMENT

    The following is a summary of equipment owned by the Partnership at December 31, 1998. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1998 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)



                                    Remaining
                                    Lease Term        Equipment
           Equipment Type             (Months)         At Cost                      Location
--------------------------          ----------     ---------------     --------------------------
 Aircraft                                   0-1    $     2,288,254     KY/TX
 Materials handling                         0-9            781,386     CA/DE/IL/KY/MI/NC/NJ/NV/
                                                                       OH/WI/Foreign
 Communications                               0            383,676     AL
 Computers and peripherals                    0            127,008     AL/GA/KY/MS/NC/SC/TN/TX/VA
 Tractors/heavy duty trucks                   0             61,041     CA
                                                   ---------------

                           Total equipment cost          3,641,365

                       Accumulated depreciation         (3,550,111)
                                                   ---------------

     Equipment, net of accumulated depreciation    $        91,254
                                                   ---------------
                                                   ---------------


    In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. At December 31, 1998, the Partnership's equipment portfolio included equipment having a proportionate original cost of $2,415,273, representing approximately 66% of total equipment cost.

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

    At December 31, 1998, the Partnership had equipment held for sale with a cost of approximately $2,288,000 and a net book value of approximately $91,000. This equipment represents the Partnership's proportionate interests in two Boeing 727-251 ADV aircraft. In January 1999, at the expiration of the existing lease term, the Partnership sold its interest in one of these aircraft having a cost of $1,080,617 (see Note 7 - Subsequent Event). See below for discussion related to the Partnership's interest in the second aircraft. The summary above also includes equipment being leased on a month to month basis.

DEFERRED SALE

    In November 1998, the Partnership and certain affiliated investment programs (collectively, the "Programs") entered into an agreement to sell their ownership interests in a Boeing 727-251 ADV aircraft and three engines (collectively the "Aircraft") to a third party (the "Purchaser"). The Programs will receive gross sale proceeds of

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


$4,350,000. Previously, the Aircraft had been leased to Transmeridian Airlines ("Transmeridian"). In December 1998, the Purchaser remitted $3,350,000 for the Aircraft, excluding one of three engines which had been damaged while the Aircraft was leased to Transmeridian. (See Note 6 regarding legal action undertaken by the Programs related to Transmeridian and the damaged engine). The Purchaser also deposited $1,000,000 into a third-party escrow account (the "Escrow") pending repair of the damaged engine and re-installation of the refurbished engine on the Aircraft. Upon installation, the escrow agent will transfer the Escrow amount plus interest thereon to the Programs. Currently, the engine is being refurbished at the expense of the Programs. The associated cost is estimated to be approximately $260,000, of which the Partnership's share is approximately $30,160. All of the Partnership's costs were accrued at December 31, 1998 in connection with the Partnership's legal action against Transmeridian discussed in Note 6.

    The Programs also are required to reimburse the Purchaser for its cost to lease a substitute engine during the period that the damaged engine is being repaired. This cost is expected to be approximately $114,000, of which the Partnership's share is $13,224, all of which has been accrued in 1998 in connection with the litigation referenced above. If the engine repair and re-installation do not occur on or before May 11, 1999, the Escrow plus all interest thereon will be returned to the Purchaser and the Programs' obligation to pay for the cost of a substitute engine will be terminated.

    In addition, the purchase and sale agreement permits the Purchaser to return the Aircraft to the Programs, subject to a number of conditions, for $4,350,000, reduced by an amount equivalent to $450 multiplied by the number of flight hours since the Aircraft's most recent C Check. Among the conditions precedent to the Purchaser's returning the Aircraft, the Purchaser must have completed its intended installation of hush-kitting on the Aircraft to conform to Stage 3 noise regulations. This work was completed in January 1999. In addition, the Escrow funds must have been released to the Programs, assuming the repaired engine is reinstalled on the Aircraft by May 11, 1999. The Purchaser's return option expires on May 15, 1999.

    Due to the contingent nature of the sale, the Partnership has deferred recognition of the sale and a resulting gain at December 31, 1998 until expiration of the Purchaser's return option on May 15, 1999. The Partnership's share of the December proceeds was $388,600, which amount was deposited into EFG's customary escrow account and transferred to the Partnership, together with the Partnership's other December rental receipts, in January 1999. At December 31, 1998, the entire amount was classified as accounts receivable - affiliate, with an equal amount reflected in other liabilities on the accompanying Statement of Financial Position. The remainder of the sale consideration, or $1,000,000, will be paid to the Programs upon release of the Escrow discussed above. The Partnership's share of this payment will be $116,000. Based upon current information, the Partnership expects to recognize a gain for financial reporting purposes of approximately $415,000 in connection with this transaction. The Partnership's interest in the Aircraft had a cost of $1,207,637 and a net book value of approximately $84,000 at December 31, 1998.


NOTE 4 - RELATED PARTY TRANSACTIONS

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1998, 1997 and 1996, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


                                         1998          1997          1996
                                       --------      --------      --------
Equipment management fees              $ 20,772      $ 25,477      $ 30,670
Administrative charges                   57,492        54,006        32,428
Reimbursable operating
    Expenses due to third parties       389,477       154,036       158,169
                                       --------      --------      --------

                        Total          $467,741      $233,519      $221,267
                                       --------      --------      --------
                                       --------      --------      --------

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include acquisition and management of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Partnership. Both acquisition and management fees are subject to certain limitations defined in the Management Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section 9.4(c) of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG at actual cost.

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2, Equipment on Lease.

    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1998, the Partnership was owed $421,817 by EFG for such funds and the interest thereon. Included in this balance is the sale proceeds from the sale of a Boeing 727-251 aircraft (see Note 3 to the financial statements included in Item 14 herein). These funds were remitted to the Partnership in January 1999.

    Certain affiliates of the General Partner own Units in the Partnership as follows:

  -------------------------------------- ------------------ --------------------
                                             Number of       Percent of Total
                Affiliate                   Units Owned      Outstanding Units
  -------------------------------------- ------------------ --------------------
  Old North Capital Limited Partnership              4,000                1.40%
  -------------------------------------- ------------------ --------------------

    Old North Capital Limited Partnership ("ONC") is a Massachusetts limited partnership formed in 1995 and an affiliate of EFG. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

NOTE 5 - INCOME TAXES

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1998, the General Partner had a positive tax capital account balance.

    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998, 1997 and 1996:

                                                 1998            1997            1996
                                              ---------       ---------       ---------
Net income (loss)                             $ (52,700)      $ 136,727       $ 197,908
    Financial statement depreciation in
        excess of (less than) tax
         depreciation                           (54,536)         51,394          85,805
    Deferred rental income                         (737)           (933)         (2,939)
    Other                                        16,384         (13,458)        (38,306)
                                              ---------       ---------       ---------
Net income (loss) for federal income tax
    reporting purposes                        $ (91,589)      $ 173,730       $ 242,468
                                              ---------       ---------       ---------
                                              ---------       ---------       ---------


    The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.

    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998 and 1997:

                                                             1998            1997
                                                          ----------      ----------
Partners' capital                                         $1,781,279      $2,059,985

    Add back selling commissions and organization
      and offering costs                                     800,146         800,146

    Financial statement distributions in excess of
      tax distributions                                        2,825           2,825

    Cumulative difference between federal income tax
      and financial statement income (loss)                  335,799         374,688
                                                          ----------      ----------
Partners' capital for federal income tax
     reporting purposes                                   $2,920,049      $3,237,644
                                                          ----------      ----------
                                                          ----------      ----------


    Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 6 - LEGAL PROCEEDINGS

    In January 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit".

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

    On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was based upon and superseded a Memorandum of Understanding between the parties dated March 9, 1998 which outlined the terms of a possible settlement. The Stipulation of Settlement was filed with the Court on July 23, 1998 and was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order"). Prior to issuing a final order, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Partnership and all other plaintiff class members in the Class Action Lawsuit will receive a Notice of Settlement and other information pertinent to the settlement of their claims that will be mailed to them in advance of the fairness hearing. Since first executing the Stipulation of Settlement, the Court has scheduled two fairness hearings, the first on December 11, 1998 and the second on March 19, 1999, each of which was postponed because of delays in finalizing certain information materials that are subject to regulatory review prior to being distributed to investors.

    On March 15, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 15, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divides the Class Action Lawsuit into two separate sub-classes that can be settled individually. This revision is expected to expedite the settlement of one sub-class by the middle of 1999. However, the second sub-class, involving the Partnership and 10 affiliated partnerships (collectively referred to as the "Exchange Partnerships"), is expected to remain pending for a longer period due, in part, to the complexity of the proposed settlement pertaining to this class.

    Specifically, the settlement of the second sub-class is premised on the consolidation of the Exchange Partnerships' net assets (the "Consolidation"), subject to certain conditions, into a single successor company ("Newco"). Under the proposed Consolidation, the partners of the Exchange Partnerships would receive both common stock in Newco and a cash distribution; and thereupon the Exchange Partnerships would be dissolved. In addition, EFG would contribute certain management contracts, operations personnel, and business opportunities to Newco and cancel its current management contracts with all of the Exchange Partnerships. Newco would operate as a finance company specializing in the acquisition, financing and servicing of equipment leases for its own account and for the account of others on a contract basis. Newco also would use its best efforts to list its shares on the Nasdaq National Market or another national exchange or market as soon after the Consolidation as Newco deems that market conditions and its business operations are suitable for listing its

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


shares and Newco has satisfied all necessary regulatory and listing requirements. The potential benefits and risks of the Consolidation will be presented in a Solicitation Statement that will be mailed to all of the partners of the Exchange Partnerships as soon as the associated regulatory review process is completed and at least 60 days prior to the fairness hearing. A preliminary Solicitation Statement was filed with the Securities and Exchange Commission on August 24, 1998 and remains pending. Class members will be notified of the actual fairness hearing date when it is confirmed.

    One of the principal objectives of the Consolidation is to create a company that would have the potential to generate more value for the benefit of existing limited partners than other alternatives, including continuing the Partnership's customary business operations until all of its assets are disposed in the ordinary course of business. To facilitate the realization of this objective, the Amended Stipulation provides, among other things, that commencing March 22, 1999, the Exchange Partnerships may collectively invest up to 40% of the total aggregate net asset values of all of the Exchange Partnerships in any investment, including additional equipment and other business activities that the general partners of the Exchange Partnerships and EFG reasonably believe to be consistent with the anticipated business interests and objectives of Newco, subject to certain limitations, including that the Exchange Partnerships retain sufficient cash balances to pay their respective shares of the cash distribution referenced above in connection with the proposed Consolidation.

    In the absence of the Court's authorization to enter into such activities, the Partnership's Restated Agreement, as amended, would not permit new investment activities without the approval of limited partners owning a majority of the Partnership's outstanding Units. Accordingly, to the extent that the Partnership invests in new equipment, the Manager (being EFG) will (i) defer, until the earlier of the effective date of the Consolidation or December 31, 1999, any acquisition fees resulting therefrom and (ii) limit its management fees on all such assets to 2% of rental income. In the event that the Consolidation is consummated, all such acquisition and management fees will be paid to Newco. To the extent that the Partnership invests in other business activities not consisting of equipment acquisitions, the Manager will forego any acquisition fees and management fees related to such investments. In the event that the Partnership has acquired new investments, but the Partnership does not participate in the Consolidation, Newco will acquire such new investments for an amount equal to the Partnership's net equity investment plus an annualized return thereon of 7.5%. Finally, in the event that the Partnership has acquired new investments and the Consolidation is not effected, the General Partner will use its best efforts to divest all such new investments in an orderly and timely fashion and the Manager will cancel or return to the Partnership any acquisition or management fees resulting from such new investments.

    The Amended Stipulation and previous Stipulation of Settlement prescribe certain conditions necessary to effecting final settlements, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit is estimated to be approximately $59,000, all of which was accrued and expensed by the Partnership in 1998. In addition, the Partnership's share of fees and expenses related to the proposed Consolidation is estimated to be approximately $209,600, all of which was accrued and expensed by the Partnership in 1998.

    While the Court's August 20 Order enjoined certain class members, including all of the partners of the Partnership, from transferring, selling, assigning, giving, pledging, hypothecating, or otherwise disposing of any Units pending the Court's final determination of whether the settlement should be approved, the March 22 Order permits the partners to transfer Units to family members or as a result of the divorce, disability or death of the partner. No other transfers are permitted pending the Court's final determination of whether the settlement should be approved. The provision of the August 20 Order which enjoined the General Partners of the Exchange Partnerships from, among other things, recording any transfers not in accordance with the Court's order remains effective.

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


    There can be no assurance that settlement of either sub-class of the Class Action Lawsuit will receive final Court approval and be effected. There also can be no assurance that all or any of the Exchange Partnerships will participate in the Consolidation because if limited partners owning more than one-third of the outstanding Units of a partnership object to the Consolidation, then that partnership will be excluded from the Consolidation. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that final settlements of each sub-class will be achieved. However, in the absence of final settlements approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the General Partner nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Partnership or the ultimate outcome.

    In addition to the foregoing, the Partnership is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions. The following actions had not been finally adjudicated at December 31, 1998:

ACTION INVOLVING NORTHWEST AIRLINES, INC.

    On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in United States District Court for the District of Massachusetts against a lessee of the Partnership, Northwest Airlines, Inc. ("Northwest"). The Complaint alleges that Northwest did not fulfill its maintenance obligations under its Lease Agreements with the Plaintiffs and seeks declaratory judgment concerning Northwest's obligations and monetary damages. Northwest filed an Answer to the Plaintiffs' Complaint and a motion to transfer the venue of this proceeding to Minnesota. The Court denied Northwest's motion. On June 29, 1998, a United States Magistrate Judge recommended entry of partial summary judgment in favor of the Plaintiffs. Northwest appealed this decision and a hearing was scheduled for January 1999 by the District Judge to consider arguments and review the Magistrate's recommendation. A ruling by the District Judge remains pending. The General Partner believes that the Plaintiff's claims ultimately will prevail and that the Partnership's financial position will not be adversely affected by the outcome of this action.

ACTION INVOLVING TRANSMERIDIAN AIRLINES

    On November 9, 1998, First Security Bank, N.A., as trustee of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs), filed an action in Superior Court of the Commonwealth of Massachusetts in Suffolk County against Prime Air, Inc. d/b/a Transmeridian Airlines ("Transmeridian"), Atkinson & Mullen Travel, Inc., and Apple Vacations, West, Inc., both d/b/a Apple Vacations, asserting various causes of action for declaratory judgment and breach of contract. The action subsequently was removed to United States District Court for the District of Massachusetts. Transmeridian filed counterclaims for breach of contract, quantum meruit, conversion, breach of the implied covenant of good faith and fair dealing, and violation of M.G.L.
c. 93A. The Plaintiffs subsequently filed an Amended Complaint asserting claims for breaches of contract and covenant of faith and fair dealing against Transmeridian and breach of guaranty against Apple Vacations.

    The Plaintiffs are seeking damages for, among other things, breach of contract arising out of Transmeridian's refusal to repair or replace burned engine blades found in one engine during a pre-return inspection of an aircraft leased by Transmeridian from the Plaintiffs, a Boeing 727-251 ADV aircraft (the "Aircraft"). The estimated cost to repair the engine and lease a substitute engine during the repair period is approximately $374,000. The Plaintiffs intend to enforce written guarantees issued by Apple Vacations that absolutely and unconditionally guarantee Transmeridian's performance under the lease agreement and are seeking recovery of all costs, lost revenue and monetary damages in connection with this matter. Notwithstanding the foregoing, the Plaintiffs will be required to advance the cost of repairing the engine and leasing a substitute engine and cannot be certain whether the guarantees will be enforced. Therefore, the Partnership has accrued and expensed its share of these costs, or

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)


$43,384, in 1998. Discovery has not yet commenced, and although the General Partner plans to vigorously pursue this action, it is too early to predict the Plaintiffs' likelihood of success. The Aircraft had a net book value of approximately $90,000 at December 31, 1998 for financial reporting purposes. (See Note 3 concerning the remarketing of this Aircraft.)


NOTE 7 - SUBSEQUENT EVENT

    On January 19, 1999, at the expiration of the aircraft's lease term, the Partnership sold its proportional interest in a Boeing 727-251 aircraft to the lessee, Sunworld International Airlines, Inc. The Partnership received net sale proceeds of approximately $284,200 for its interest in this aircraft which had a cost of $1,080,617 and net book value of $1,420 at December 31, 1998.

                        ADDITIONAL FINANCIAL INFORMATION

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1998, 1997 and 1996


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

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1998, 1997 and 1996.

                                                1998            1997            1996
                                             ----------      ----------      ----------
Rents earned prior to disposal of
    equipment, net of interest charges       $  462,256      $  506,246      $  836,280

Sale proceeds realized upon disposition
    of equipment                                 65,000          51,976         226,458
                                             ----------      ----------      ----------
Total cash generated from rents
    and equipment sale proceeds                 527,256         558,222       1,062,738

Original acquisition cost of equipment
    disposed                                    329,820         396,587         882,437
                                             ----------      ----------      ----------

Excess of total cash generated to cost
    of equipment disposed                    $  197,436      $  161,635      $  180,301
                                             ----------      ----------      ----------
                                             ----------      ----------      ----------

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1998




                                                                Sales and
                                              Operations       Refinancings         Total
                                             -----------       ------------      -----------
Net Income (loss)                            $  (117,700)      $    65,000       $   (52,700)

Add:
    Depreciation                                 159,602              --             159,602
    Management fees                               20,772              --              20,772
                                             -----------       -----------       -----------
    Cash from operations, sales and
    refinancings                                  62,674            65,000           127,674

Less:
    Management fees                              (20,772)             --             (20,772)
                                             -----------       -----------       -----------
    Distributable cash from operations,
    sales and refinancings                        41,902            65,000           106,902

Other sources and uses of cash:
    Cash at beginning of year                  1,792,606              --           1,792,606
    Net change in receivables
       and accruals                              295,821              --             295,821

Less:
    Cash distributions paid                     (161,006)          (65,000)         (226,006)
                                             -----------       -----------       -----------

Cash at end of year                          $ 1,969,323       $      --         $ 1,969,323
                                             -----------       -----------       -----------
                                             -----------       -----------       -----------

                            AMERICAN INCOME FUND I-A,
                       a Massachusetts Limited Partnership

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1998



    For the year ended December 31, 1998, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



    Operating expenses                                $   187,997
